Exhibit 99.1

SAMSON OIL & GAS REFINANCING

Denver June 26th, 2018, Perth June 27th 2018

Samson Oil and Gas USA, Inc, a wholly-owned subsidiary of Samson Oil and Gas Limited (ASX:SSN and OTCQB:SSNYY), has entered into a Purchase and Sale Agreement (PSA) with Eagle Energy Partners, I, LLC (Eagle) for the sale of Samson’s Foreman Butte Project located in the Williston Basin in North Dakota and Montana, effective January 1, 2018, for cash consideration of US$40 million, (subject to customary adjustments).

The PSA provides for a US$1 million deposit that is fully refundable if Samson shareholders do not approve the transaction or Eagle finds title or environmental defects above a prescribed threshold, and is partially refundable if Eagle has not secured sufficient debt financing to complete the transaction.

Samson will also retain a non-operated 15% working interest in the Home Run Field, which is believed to contain the bulk of the identified upside of the project.

A shareholder meeting to seek approval for the transaction is currently planned for August 6th.

The transaction will allow Samson to retire all of its debt, meet all of its other liabilities and retain a cash balance of approximately US$6.7 million. The retention of a 15% working interest in the Home Run Field will allow Samson to participate in development of the Proved Undeveloped Reserves within the Ratcliffe Formation associated with the Home Run Field along with the Probable Reserves within the Nesson Formation in the same field. Samson has previously identified 26 well locations with the Ratcliffe Formation that could be drilled out of the existing well bores. The Nesson Formation opportunity includes 10 vertical wells in a well-defined structure which was proven to be productive from the Nesson Formation when penetrated in the Banks well, but for mechanical reasons has remained undrained.

Eagle has advised Samson that it intends to develop these opportunities, including 9 wells in the balance of 2018 and another 9 wells in 2019. Samson expects to have sufficient funding to participate in this drilling program. Samson will also be able, if it so determines, to propose and drill some of these wells for its own account pursuant to the Joint Operating Agreement to be entered into with Eagle at closing.

About Eagle Energy Partners

Eagle Energy Partners I LLC is a private exploration and production company that operates and develops primarily conventional upstream assets in the Rocky Mountain region with a primary focus on the Williston Basin.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850

Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN

Reserves

Samson’s reserves as at May 31st, and following the completion of this transaction have been estimated as follows:

	Net oil Mbbls	Net gas MMCF	Net BOE Mbbls	NPV 10 $ million
PDP	70	57	79	0.97
PNDP	28	38	34	0.27
PUD	304	248	345	5.65
Total proved	402	343	458	6.89
PROB	166	165	193	1.60
Total Proved and Probable	568	508	651	8.49

Notes to Reserves Estimates

PDP is Proved Developed Producing

PDNP is Proved Developed Non Producing

PUD is Proved Un-Developed

PROB is Probable

NPV 10 is Net Present Value at 10% discount rate

BOE MBBBLS is thousand barrels of oil equivalent

BOE is calculated using a heating value of gas and converted as 1 BOE equals 6 MCF

Commodity prices used in this estimate are as at May 31st and have been adjusted for transport and quality differentials to therefore represent a realized well head price. The commodity prices before applying this differential are as follows:

	Oil	Gas
2018	$67.15	$2.965
2019	$63.156	$2.796
2020	$59.343	$2.698
2021	$56.662	$2.666
2022	$54.834	$2.685
2023	$53.543	$2.738

The PDP and PDNP reserve estimates and forecasts of future production rates are based on historical performance and analogy data. If no production decline trend has been established, future production rates and decline curves are based on analogous wells. If a decline curve is established, this trend is used as the basis for estimating future production rates.

The reserve estimates utilize historical operating costs of the wells and leases, subject to the report, and are held constant for the life of a well. Development costs are based on authorizations for expenditure for the proposed work or actual costs for similar projects. Abandonment costs are assumed to be offset by the salvage value as all of these projects are located onshore.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850

Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN

The reference point used in the reserve estimates is the sales point, and the reserves and their value are wholly attributable to the Consolidated Entity’s economic interest, net of royalties, operating and development costs, and production and ad valorem taxes.

PUD estimates are based on a drill and complete estimated expenditure of US$375,000 per well. As these wells are infill drilling, all offtake and production infrastructure is readily available. Four drilling permits have been received by the Company, these will be transferred to Eagle following the completion of the sale, allowing drilling to commence as soon as practicable.

The estimated reserves quoted are based on information and supporting documentation prepared by Ben Johnson, an employee of Netherland Sewell & Associates Inc,(NSAI) an independent petroleum engineering consulting firm based on the definitions and disclosures guidelines of the United States Securities and Exchange Commission (SEC) as of 12/31/2017. The volumes and values have been updated to fairly represent the potential changes in ownership of these properties as of 5/31/2018 resulting from the above mentioned transaction using information as provided to NSAI. The reserves included in this release were estimated using deterministic methods and presented as incremental quantities.

Mr. Johnson is a qualified petroleum reserves and resources evaluator within the meaning of the ASX Listing Rules, and is a registered professional engineer. Mr. Johnson and Netherland, Sewell & Associates Inc have each consented to the form and context in which the estimated reserves and supporting documentation are presented.

Continued Trading

ASX has advised that Samson’s shares will remain in suspension until further notice. Samson will continue to work with the ASX in order to get the suspension lifted as soon as possible within ASX guidelines.

SAMSON OIL & GAS LIMITED TERRY BARR Managing Director	For further information please contact, Terry Barr, CEO on 303 296 3994 (US office)

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including the risks that the anticipated sales transaction will not close or that the purchase price will be materially reduced on account of potential liabilities uncovered during due diligence as well as uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850

Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN